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                                                                      EXHIBIT 5

                                FAEGRE & BENSON LLP
                                2200 Norwest Center
                              90 South Seventh Street
                            Minneapolis, Minnesota 55402
                                Phone: 612-336-3383
                              Facsimile: 612-336-3026

                                    June 1, 1999


Excelsior-Henderson Motorcycle Manufacturing Company
805 Hanlon Drive
Belle Plaine, Minnesota 56011

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 3,052,959 shares of Common Stock, par value $.01 per share, of Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation (the "Company"), proposed to be sold by certain Selling Shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

          1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

          2. The shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement will be legally and validly issued and fully paid and non-assessable when sold as contemplated in the Registration Statement.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                   Very truly yours,



                                   FAEGRE & BENSON LLP